Exhibit 99.1

News about Refac Optical Group

Contact:	Raymond A. Cardonne Chief Financial Officer
Tel:	201-585-0600
Fax:	201-585-2020
Web site:	www.refac.com

REFAC OPTICAL GROUP REPORTS PRE-MERGER FOURTH QUARTER
AND YEAR END RESULTS

Results Reflect Only the Performance of Refac
Prior to Recent Mergers

Fort Lee, New Jersey, March 31, 2006 - Refac Optical Group (AMEX: REF) today announced results for the fourth quarter and the fiscal year ended December 31, 2005, which reflect the Company’s operations prior to the completion of the acquisitions of U.S. Vision, Inc. (“U.S. Vision”) and OptiCare Health Systems, Inc. (“OptiCare”), which occurred on March 6, 2006. As a result of these acquisitions, the Company’s results for 2005 are not indicative of the results to be expected for any future periods.

Acquisitions of U.S. Vision and OptiCare

On March 6, 2006, the Company acquired U.S. Vision and OptiCare. As a result of these mergers, the Company has become a leader in the retail optical industry and the sixth largest retail optical chain in the United States. It operates at 543 locations in 47 states and Canada, consisting of 517 licensed departments, eight freestanding stores, 18 eye health centers and professional optometric practices, two surgery centers, one of which is a laser correction center, and two manufacturing laboratories. Of the 517 licensed departments, 351 are located at J.C. Penney stores, 67 at Sears, 49 in regional department stores, 30 at The Bay, a division of Hudson’s Bay Company, Canada’s oldest and largest traditional department store retailer, 13 departments at Meijer, and, most recently, seven at Macy’s. These licensed departments are full-service retail vision care stores that offer an extensive selection of designer brands and private label prescription eyewear, contact lenses, sunglasses, ready-made readers and accessories.

Financial Results for the Pre-Merger Company

Revenues for the three months ended December 31, 2005, were $55,000 as compared with $366,000 for the same period in 2004. The revenue decline of $311,000 in the fourth quarter of 2005 was primarily due to the absence of revenues from Patlex Corporation (which concluded the Gould laser licensing program in the third quarter of 2005) and related party consulting income, which accounted for revenues of $281,000 and $25,000, respectively, during the same period of 2004. Expenses for the three months ended December 31, 2005, were $1.4 million as compared to $878,000 for the same period in 2004. The $506,000 increase was primarily due to costs incurred in connection with the acquisitions of U.S. Vision and OptiCare, which totaled $427,000.

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REF Reports Pre-Merger Fourth Quarter and Year End Results

March 31, 2006

       For the fiscal year ended December 31, 2005, the Company had a net loss of $925,000, or $0.13 per share, on a diluted basis, attributable entirely to its continuing operations. During the comparable period in 2004, the Company had a net loss of $225,000, or $0.03 per share, on a diluted basis, which consists of a net loss from continuing operations of $239,000, or $0.03 per share, and income, net of tax, from discontinued operations of $14,000, or less than $0.01 per share.

Revenues for fiscal 2005 were $2.4 million as compared with $1.8 million in fiscal 2004. The revenue increase of $630,000 was principally attributable to non-recurring licensing-related income of $1.5 million, offset by a decline in income from the Company’s contract with Patlex Corporation of $759,000 and a reduction in related party consulting income of $105,000. Expenses for fiscal 2005 were $4.3 million as compared with $2.7 million for the same period in 2004. The $1.6 million increase in expenses in fiscal 2005 over fiscal 2004 was primarily due to acquisition costs of $1.2 million and increases in rent expense and salaries of $258,000 and $82,000, respectively.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This News Release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, whether the mergers with OptiCare and U.S. Vision will prove to be beneficial acquisitions for the Company. Investors are cautioned that all forward-looking statements involve those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Forward-looking statements speak only as of the date they are made and the Company undertakes no duty or obligation to update any forward-looking statements in light of new information or future events.

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